EXHIBIT 10.51

Execution Version

February 7, 2013

Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
Attention:    Scott M. Boruff
Chief Executive Officer

Re:	Waiver and Amendment No. 4 (this “Amendment”)

Ladies and Gentlemen:

We refer to that certain Loan Agreement dated as of June 29, 2012 (as heretofore amended or otherwise modified, the “Loan Agreement”), by and among Miller Energy Resources, Inc., a Tennessee corporation (the “Borrower”), the financial institutions party thereto from time to time as Lenders and Apollo Investment Corporation, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Loan Agreement, as amended hereby. References herein to any Section shall be to a Section of the Loan Agreement, as amended hereby, unless otherwise specifically provided.

Borrower has informed the Administrative Agent that, as of the end of the Borrower's third Fiscal Quarter (ended January 31, 2013): (i) Borrower was not in compliance with the Maintenance Covenant contained in Section 7.17(c) (Minimum Gross Production) of the Loan Agreement; and (ii) while final financial data for the Borrower's third Fiscal Quarter are not yet available, Borrower believes it is not in compliance with (A) Section 7.17(a) (Interest Coverage Ratio) and (B) Section 7.26 (Consolidated G&A Expenses) for its third Fiscal Quarter (the Defaults or Events of Default specified in this paragraph being the “Specified Defaults”).

The Borrower has informed the Administrative Agent of its desire to borrow an additional $5,000,000 pursuant to terms and conditions of Sections 2.2 and 3.2 of the Loan Agreement (the “Second Loan”). Borrower has further indicated that it wishes to obtain a waiver of the Specified Defaults and to make certain amendments to the Loan Agreement and the Approved Plan of Development.

Accordingly, the Borrower, the Administrative Agent and the Lenders (or at least the required percentage thereof) hereby agree as follows:

1.	Fees.
(a) Unused Fee. The parties understand that, after the borrowing of the Second Loan, as contemplated herein, an additional $10 million will remain outstanding of the initial $55 million Availability contemplated by the Loan Agreement (the “Remaining Availability”). On June 29, 2013, the Borrower shall pay to the Administrative Agent an unused fee (the “Unused Fee”) in an amount equal to $2,000,000.00 which, once paid, shall not be refundable under any circumstance; provided that the Borrower shall not be required to pay the Unused Fee in the event that the Borrower submits a request to borrow an amount equal to the Remaining Availability at any time on or prior to June 29, 2013, in accordance with the terms and conditions of Sections 2.2 and 3.2 of the Loan Agreement, it being understood that if, following such a request from the Borrower, due to the failure of a condition to such borrowing that the Administrative Agent or the Lenders elect not to waive, such Loan shall not be made to the Borrower, then the Unused Fee shall not be payable by the Borrower hereunder.

(b) Amendment Fee. On the date hereof, Borrower shall pay to the Administrative Agent for the account of the Lenders an amendment fee (the “Amendment Fee”) in an amount equal to $200,000.00 which, once paid, shall not be refundable under any circumstance.

2.
Waivers. Subject to the terms and conditions hereof, the Administrative Agent and the Lenders (or at least the required percentage thereof) hereby agree to waive (i) the Specified Defaults to the extent now existing and (ii) with respect to the Second Loan, (A) the fifteen (15) Business Day prior notice of any Loan requested and (B) the delivery of the Borrowing Request in the form of Exhibit C to the Loan Agreement, each as otherwise required by Section 2.2(a) of the Loan Agreement; provided that, in connection with the Second Loan, the Borrower shall be required to deliver an irrevocable request in writing (the “Second Loan Borrowing Request”) to the Administrative Agent in the form of Exhibit A attached hereto. The foregoing waivers are contingent upon the satisfaction of the conditions precedent set forth in Section 6 below and shall not be construed as an amendment, waiver or modification of the Loan Agreement or the other Loan Documents except as expressly provided herein. The Administrative Agent and the Lenders reserve the right to exercise any rights and remedies available to them in connection with any other present or future Defaults or Events of Default under any provision of the Loan Agreement or any provision of any other Loan Document. The description herein of the Specified Defaults is based upon the information provided to the Administrative Agent and the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default. The failure of the Administrative Agent or the Lenders to give notice to the Borrower of any other Defaults or Events of Default is not intended to be nor shall be a waiver thereof. Borrower hereby agrees and acknowledges that the Administrative Agent and the Lenders require and will require strict performance by the Borrower of all of its obligations, agreements and covenants contained in the Loan Agreement and the other Loan Documents, and no inaction or action regarding any Default or Event of Default is intended to be or shall be a waiver thereof.

3.
Understanding Concerning the Series B and Series C Offerings. The Borrower hereby represents and warrants that it has reviewed the documents governing the Series B Preferred Stock and the Series C Preferred Stock and that no such document contains any terms that would cause the Series B Preferred Stock or the Series C Preferred Stock to constitute “Indebtedness” as such term is defined in the Loan Agreement. In reliance upon the representation and warranty contained in this Section 3, the parties hereto understand and agree that the Series B Preferred Stock and Series C Preferred Stock are not considered to be Indebtedness for purposes of the definition of “Capital Covenant Compliance Period” and Section 7.17 of the Loan Agreement, notwithstanding that they may be classified as debt or temporary equity for accounting purposes.

4.	Amendments to the Loan Agreement and APOD. The following amendments to the Loan Agreement and the Approved Plan of Development are hereby adopted

(a)	New Defined Terms. The following new defined terms are added to Section 1.1, in the appropriate alphabetical order:

“Excess Preferred Equity Proceeds” means cash proceeds (less any and all costs and expenses incurred by the Borrower in connection with the issuance of such preferred Stock) received by the Borrower from the issuance of preferred Stock in excess of $15,000,000 on or after the Fourth Amendment Effective Date; provided that “Excess

Preferred Equity Proceeds” shall not include (i) any amounts deposited into the Special Dividend Account as required by Section 6.17 hereof nor (ii) any Excluded Equity Proceeds used pursuant to Section 7.24(a), (b), or (c) hereof.”

“Excess Consolidated G&A Expenses” shall mean Consolidated G&A Expenses in excess of $3,000,000 in any Fiscal Quarter.

“Fourth Amendment Effective Date” means February 7, 2013.

“'Tennessee Oil Properties' means the Oil and Gas Properties owned by the Loan Parties and located in the state of Tennessee.”

(b)	Amendment to the Existing Definitions

a.	Capital Covenant Compliance Period. Clauses (i), (ii), (iii) and (iv) of the definition of “Capital Covenant Compliance Date” are hereby deleted and replaced, in their entirety, with the following:

“(i)
Interest Asset Coverage. As of the end of any Fiscal Quarter of Borrower, the ratio of Consolidated EBITDA for the Interest Coverage Period ending on such date to Interest Expense paid or payable in cash for the Interest Coverage Period ending on such date is at least:

Fiscal Quarter Ending:	Minimum Level
April 30, 2013	3.00:1.00
July 31, 2013	3.50:1.00
October 31, 2013	4.00:1.00
January 31, 2014	4.50:1.00
April 30, 2014	5.00:1.00
July 31, 2014	5.50:1.00
October 31, 2014	6.00:1.00
January 31, 2051, and thereafter	6.50:1.00

(ii)
Asset Coverage Ratio. As of the end of any Fiscal Quarter of Borrower, the ratio of (A) the NYMEX Value of the total Proved Developed Producing Reserves of the Loan Parties as shown on the most recently delivered Reserve Report, to (B) Total Debt, is at least:

Fiscal Quarter Ending:	Minimum Level
April 30, 2013	1.40:1.00
July 31, 2013	1.40:1.00
October 31, 2013	1.75:1.00
January 31, 2014	1.75:1.00
April 30, 2014	2.00:1.00
July 31, 2014	2.25:1.00
October 31, 2014	2.50:1.00
January 31, 2015, and thereafter	2.75:1.00

For purposes of this clause (ii) only, total “Proved Developed Producing Reserves” shall be determined in accordance with SEC guidelines, with the following exceptions: (1) commodity prices shall be forecast according to a “Strip Price,” adjusted for any basis differential and any existing commodity hedges for forecasting oil and gas prices; (2) current operating expenses will be held constant; and (3) such expenses must include an accurate estimate of net abandonment costs. As used herein, “Strip Price” shall mean the equivalent futures price as quoted by the NYMEX for three years and held constant thereafter.

(iii)
Minimum Gross Production. As of the end of any Fiscal Quarter of Borrower, the daily average of gross production of Hydrocarbons (calculated at the wellhead on a barrel of oil equivalent basis, where 15 Mcf of natural gas is equal to one barrel of oil) from the Cook Inlet Oil and Gas Properties combined with the Tennessee Oil and Gas Properties during each such Fiscal Quarter is at least:

Fiscal Quarter Ending:	Minimum Level of Barrels
April 30, 2013	2,200
July 31, 2013	2,400
October 31, 2013	2,600
January 31, 2014	2,800
April 30, 2014, and thereafter	3,000."

(iv)	Leverage Ratio. As of the end of any Fiscal Quarter of Borrower, the ratio of Total Debt to Consolidated EBITDA for the four Fiscal Quarter period ending on such date is less than:

Fiscal Quarter Ending:	Maximum Level:
April 30, 2013, and thereafter	1.75:1.00"

a.
Maintenance Covenant Compliance Date. The definition of “Maintenance Covenant Compliance Date” is hereby amended by deleting the date “January 31, 2013” and replacing it with the date “April 30, 2013”.

b.
Permitted Liens. The definition of “Permitted Liens” is hereby amended by deleting the “and” at the end of (p), by replacing the period at the end of clause (q) with a “, and”, and by adding the following new clause (r) to the end thereof:

“(r) those certain Liens claimed by Voorhees Equipment and Consulting, Inc. filed of record on (i) November 20, 2012 with the Anchorage Recording District under file number 2012 68296-0 and (ii) November 15, 2012, in the Anchorage Recording District, Alaska, File No. 2012 066917-0; provided that, the Liens permitted under this clause (r) shall cease to be “Permitted Liens” on July 31, 2013.

(a)	Amendments to Section 2.8. Article VI of the Loan Agreement is hereby amended by adding the following new Section 6.22 to the end thereof:

“6.22    Interest Account. On or before the third Business Day of each calendar month, the Borrower shall deposit into account number 7238394329 at Fifth Third Bank (for purposes of this Section 6.22, the “Interest Account”) an amount equal to the interest that the Borrower shall accrue with respect to the Loans during such calendar month, and such amount shall remain in such account until the accrued interest is paid to the Lenders in accordance with Section 2.5 hereof. At the time that any such accrued interest is due and payable pursuant to Section 2.5 hereof, the Borrower hereby directs the Administrative Agent to apply funds from the Interest Account to the payment of such accrued interest.

(b)
Amendments to Section 3.2(b). Section 3.2(b) shall be amended by deleting the “and” at the end of clause (iii), by replacing the period at the end of clause (iv) with “; and” and by adding the following new clause (v):

“(v)    Borrower shall have received cash proceeds (less any and all costs and expenses incurred by the Borrower in connection with the issuance of such preferred Stock) from the issuance of preferred Stock in an amount not less than $15,000,000 on or after the Fourth Amendment Effective Date.

(c)	Amendments to Section 7.17. Section 7.17 Maintenance Financial Covenants shall be amended to read, as follows:

“7.17    Maintenance Financial Covenants. Fail to maintain

i.Interest Coverage Ratio. As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending April 30, 2013, a ratio of Consolidated EBITDA for the Interest Coverage Period ending on such date to Interest Expense paid or payable in cash for the Interest Coverage Period ending on such date of at least:

Fiscal Quarter Ending:	Minimum Level:
April 30, 2013	2.50:1.00
July 31, 2013	2.75:1.00
October 31, 2013	3.00:1.00
January 31, 2014	3.25:1.00
April 30, 2014	3.50:1.00
July 31, 2014	3.75:1.00
October 31, 2014	4.00:1.00
January 31, 2015, and thereafter	4.25:1.00

ii.Asset Coverage Ratio. As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending April 30, 2013 and at any time between such dates that the Loan Parties acquire or dispose of (to the extent permitted hereby or otherwise consented to in accordance with the terms hereof) Oil and Gas Properties or any other Properties pursuant to Section 7.4(d) or Section 7.12(i) or otherwise with an aggregate NYMEX Value of total Proved Developed Producing Reserves or fair market value, respectively, equal to $500,000 or more, a ratio of (a) the NYMEX Value of the total Proved Developed Producing Reserves of the Loan Parties as shown on the most recently delivered Reserve Report, to (b) Total Debt, of at least:

Test Dates:	Minimum Level:
February 1, 2013 - April 30, 2013	1.25:1.00
May 1, 2013 - July 31, 2013	1.50:1.00
August 1, 2013 - October 31, 2013	1.75:1.00
November 1, 2013 - January 31, 2014	1.75:1.00
February 1, 2014 - April 30, 2014,
and thereafter	2.00:1.00

For purposes of this Section 7.17(b) only, total “Proved Developed Producing Reserves” shall be determined in accordance with SEC guidelines, with the following exceptions: (i) commodity prices shall be forecast according to a “Strip Price,” adjusted for any basis differential and any existing commodity hedges for forecasting oil and gas prices; (ii) current operating expenses will be held constant; and (iii) such expenses must include an accurate estimate of net abandonment costs. As used herein, “Strip Price” shall mean the equivalent futures price as quoted by the NYMEX for three years and held constant thereafter.

iii.Minimum Gross Production. As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending April 30, 2013, a daily average of gross production of Hydrocarbons (calculated at the wellhead on a barrel of oil equivalent basis, where 15 Mcf of natural gas is equal to one barrel of oil) from the Cook Inlet Oil and Gas Properties combined with the Tennessee Oil and Gas Properties during each such Fiscal Quarter of at least:

Fiscal Quarter Ending:	Minimum Level
April 30, 2013	1,500
July 31, 2013	1,900
October 31, 2013	2,100
January 31, 2014	2,200
April 30, 2014	2,300
July 31, 2014	2,400
October 31, 2014	2,500
January 31, 2015, and thereafter	2,600"

(a)
Amendment to Section 7.24. In Section 7.24of the Loan Agreement, the “and” at the end of clause (b) is hereby deleted, the period at the end of clause (c) is hereby replaced with a “; and”, and a new clause (d) is hereby added as follows:

“(d) with respect to any Excluded Equity Proceeds which constitute Excess Preferred Equity Proceeds, such Excluded Equity Proceeds may be used as provided for in Section 7.26 below; provided that such Excluded Equity Proceeds used as provided for in Section 7.26 below may not also be used pursuant to clauses (a), (b) or (c) of this Section 7.24.”

(b)	Amendment to Section 7.26. Section 7.26 of the Loan Agreement (Consolidated G&A Expenses) is hereby deleted and replaced, in its entirety, with the following:

“7.26    Consolidated G&A Expenses. Permit Consolidated G&A Expenses to exceed $3,000,000 in any Fiscal Quarter unless (a) Excess Preferred Equity Proceeds are available for the Borrower, (b) the Borrower funds the Excess Consolidated G&A Expenses with Excess Preferred Equity Proceeds, and (c) contemporaneous with the payment of such Excess Consolidated G&A Expenses, the Borrower shall deliver to the Administrative Agent a certificate setting forth reasonably detailed calculations demonstrating compliance with this Section 7.26. For purposes of this Section 7.26, Consolidated G&A Expenses shall not include any costs arising in connection with the financing activities of the Borrower or the other Loan Parties or costs arising from market-building activities.

(c)	Amendment to the Approved Plan of Development. The Approved Plan of Development is hereby amended as follows:

a.	RU-3 (Gas) and RU-4 are hereby added to APOD A and removed from APOD B;

b.
Additional projects in Tennessee may be approved for addition to APOD A, APOD B or APOD C by the Administrative Agent, with the approval of the Majority Lenders, from time to time, with such approval to be evidenced in writing delivered to the Borrower (including, without limitation, in an e-mail approving the addition of such a project to APOD A, APOD B or APOD C, as applicable).

5.
By its signature below, each Loan Party hereby (a) acknowledges and agrees that, except as expressly provided herein, the Loan Agreement, as amended hereby, and each of the other Loan Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect; (b) ratifies and reaffirms its obligations under, and acknowledges, renews and extends its continued liability under, the Loan Agreement, as amended hereby, and each other Loan Document to which it is a party; (c) ratifies and reaffirms all of the Liens securing the payment and performance of the Obligations; and (d) represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof, (i) after giving effect to this Amendment, all of the representations and warranties contained in the Loan Agreement, as amended hereby, and each other Loan Document to which it is a party are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, (ii) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, and (iii) the execution, delivery, and performance of this Amendment by such Loan Party have been duly authorized by all necessary action on the part of such Loan Party. This Amendment shall be deemed to constitute a Loan Document for all purposes and in all respects. From and after the date hereof, all references to the Loan Agreement and the Loan Documents shall mean such Loan Agreement and such Loan Documents as amended by this Amendment.

6.
This Amendment shall become effective as of the date first written above when and only when (a) the Administrative Agent shall have received duly executed counterparts of this Amendment signed by each Loan Party and the Lenders (or at least the required percentage thereof), and (b) the Borrower shall have paid to the Administrative Agent all costs, fees and expenses payable pursuant to Section 17.7 of the Loan Agreement and Section 1(b) hereof.

7.
Borrower represents and warrants to the Administrative Agent and the Lenders that the resolutions and Governing Documents certified to the Administrative Agent and the Lenders by Borrower on June 29, 2012, remain in full force and effect and have not been amended or otherwise modified, except for the changes to its Charter designating the Series B Preferred Stock and Series C Preferred Stock. By its respective signature below, each of the Loan Parties (other than the Borrower) represents and warrants to the Administrative Agent and the Lenders that its respective resolutions and Governing Documents certified to the Administrative Agent and the Lenders by such Loan Party on June 29, 2012 remain in full force and effect and have not been amended or otherwise modified.

This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment. This Amendment shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders and the Borrower and their respective successors and assigns permitted pursuant to the Loan Agreement. This Amendment may be executed in counterparts with each counterpart constituting an original and all of the counterparts, once executed, constituting but one original. Delivery of an executed counterpart by facsimile or other electronic means shall be effective as delivery of an original executed counterpart.
[Signature Pages Follow]

If the foregoing is acceptable to you, please execute a copy of this Amendment in the spaces provided below to evidence your acceptance and approval of the foregoing and return a fully-executed counterpart of this letter to the attention of the undersigned.

Very truly yours,

APOLLO INVESTMENT CORPORATION, as
Administrative Agent for the Lenders and as a Lender

By: /s/ Justin Sendak
Name: Justin Sendak
Title: Authorized Signatory

Acknowledged, agreed and accepted as of the 7
day of February, 2013

BORROWER:

MILLER ENERGY RESOURCES, INC.,
a Tennessee Corporation

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

GUARANTORS:

MILLER DRILLING, TN LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Member

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER ENERGY SERVICES, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER ENERGY GP, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER RIG & EQUIPMENT, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

COOK INLET ENERGY, LLC

By: /s/ David M. Hall
Name: David M. Hall
Title: Manager and Chief Executive Officer

EAST TENNESSEE CONSULTANTS, INC.

By: /s/ Douglas G. Melton
Name: Douglas G. Melton
Title: Vice President and Secretary

EAST TENNESSEE CONSULTANTS II, L.L.C.

By: /s/ Douglas G. Melton
Name: Douglas G. Melton
Title: Manager and Secretary

EXHIBIT A
FORM OF SECOND BORROWING REQUEST
February 7, 2013

Apollo Investment Corporation, as Administrative Agent
9 West 57th Street, 37th Floor
New York, New York 10019
Attention: Dan Vogel
Phone: (212) 822-0740
Email: dvogel@apolloic.com
Fax: (646) 417-6678

Ladies and Gentlemen:

The undersigned, Miller Energy Resources, Inc., a Tennessee corporation ("Borrower"), refers to the Loan Agreement dated as of June 29, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), among Borrower, the lenders from time to time party thereto (the "Lenders"), and Apollo Investment Corporation, as Administrative Agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

The Loan Agreement was amended after the Closing Date by that certain Waiver and Amendment No. 4, dated of even date herewith (the “Amendment”).

Borrower hereby gives you irrevocable notice pursuant to Section 2 of the Amendment and Section 2.2 of the Loan Agreement that it hereby requests a Borrowing under the Loan Agreement (the "Requested Borrowing"), and in that connection sets forth below the information relating to such Requested Borrowing as required by Section 2.2 of the Loan Agreement:

(a)	The aggregate principal amount of the Requested Borrowing is $5,000,000.00.

(b)	The Funding Date of the Requested Borrowing is February 7, 2013.

The undersigned hereby certifies that, assuming the Amendment has been validly delivered by the Administrative Agent and the Lenders and is in full force and effect, the following statements are true and correct on the date hereof, and will be true and correct on the Funding Date of the Requested Borrowing:

(a)
The representations and warranties of each of the Loan Parties contained in each Loan Document are true and correct in all material respects, except (i) that where any such representation or warranty is qualified by materiality or material adverse effect or words of similar effect, then such representation and warranty is true and correct in all respects, and (ii) to the extent such representations and warranties relate solely to an earlier date, in which case, such representations and warranties were true and correct in all respects on and as of such earlier date.

(b)	No Default or Event of Default has occurred and is continuing or will result from the making of the Requested Borrowing.

(c)	No Material Adverse Change has occurred or will result from the making of the Requested Borrowing.

(d)	The amount of the Requested Borrowing does not exceed Availability as of the applicable Funding Date.

(e)	The proceeds of the Requested Borrowing will be used by Borrower for general corporate purposes.

(f)	The conditions of Section 3.2 of the Loan Agreement are satisfied as of the Funding Date of the Requested Borrowing.

The undersigned hereby directs the Administrative Agent to wire the proceeds of the Requested Funding pursuant to Annex A attached hereto.

Delivery of an executed counterpart of this Borrowing Request by facsimile or other electronic means will be effective as delivery of an original executed counterpart of this Borrowing Request.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Second Borrowing Request as of the day and year set forth above.

MILLER ENERGY RESOURCES, INC.

By:
Name:
Title: